Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated ***...***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


                        DATE                       200[ ]
                       ----------------------------------





                                   DR BA HOANG
                               AND NUTRICOLOGY INC.



                                     - and -



                                 PHYTOPHARM PLC
                                       AND
                               PHYTOTECH LIMITED




                        ________________________________

                                OPTION AGREEMENT
                        ________________________________

1. Dr. Ba Hoang of 1570 San Tomas Aquino Road, Apt 20 San Jose CA 95130 and Dr. Stephen A. Levine of Nutricology Inc. whose registered office is at 30806 Santana Street, Hayward CA 94544 USA ("together referred to as the Inventor").

2. PHYTOPHARM PLC and PHYTOTECH LIMITED whose registered offices are at Corpus Christi House, 9 West Street, Godmanchester, Cambridgeshire PE18 8HG (together "Phytopharm").

RECITALS:

(A) The Inventor is engaged in the development of treatments for Asthma, Chronic Idiopathic Thrombocytopenic Purpura (ITP), Chronic Glomerulonephritis (GC), Fibromyalgia, Arthritis, Gout, HIV and viral infections, Liver Cirrhosis and Diabetes and has developed a range of treatments for which the Inventor has certain know-how and owns certain intellectual property.

(B) Phytopharm has experience in taking novel plant based and natural products into human evaluation and in the development of such products.

(C) Phytopharm wishes to obtain and the Inventor is willing to grant an option for the exclusive licence of such intellectual property rights and know- how on the following terms and conditions.

OPERATIVE PROVISIONS:

1.       Definitions

In this Agreement, unless the context otherwise permits, the following words and expressions shall bear the following meanings:

"Consideration Shares"              as defined in the Licence.

"Effective Date"                    means the date upon which the Option is
                                    exercised in accordance with clause 3.

"Improvement Period"                as defined in the Licence.

"Improvements"                      as defined in the Licence.

"the Indications"                   as defined in the Licence.

"Intellectual Property Rights"      as defined in the Licence.

"the Licence"                       means the exclusive licence of the
                                    Intellectual Property Rights and the
                                    Technical Information to be executed by the parties upon the exercising of the Option in the form set out in Schedule 1.

"Option" means the irrevocable option exercisable or exercised pursuant to clause 3.2.

"Option Notice"                     means a notice exercising the Option given
                                    by Phytopharm to the Inventor pursuant to clause 3.3.

"Option Period"                     means the period commencing on the date
                                    hereof and ending on the third anniversary of the date hereof.

"Product(s)"                        as defined in the Licence.

"Technical Information"             as defined in the Licence.

"Territory"                         as defined in the Licence.

"Trials" means any and all trials carried out on Products or any of the raw materials set out in Schedule 2 by or for Phytopharm on human and/or animal subjects.

2.       SUPPLY OF RAW MATERIALS AND TESTING

2.1 The Inventor shall supply, at a price to be agreed, such quantities of any of the raw materials as set out in Schedule 2 as may be required by Phytopharm to undertake the Trials. Phytopharm agrees to reimburse the Inventor for any reasonable expenses properly and directly incurred in respect of such supply upon production of proper receipts of payment PROVIDED THAT the Inventor seeks prior authorisation from Phytopharm in respect of expenses in excess of (POUND)5000.

2.2 For the avoidance of doubt Phytopharm retains the right to obtain supplies of any such raw materials from any other source where the Inventor fails or is unable to supply raw materials:-

         2.2.1    of a satisfactory quality; or

         22.2     within time periods agreed with Phytopharm; or

         2.2.3 in sufficient quantities for Phytopharm's requirements; or at a price that

         2.2.4    is reasonably competitive within the marketplace.

2.3 Phytopharm shall promptly commence studies to evaluate the Intellectual Property Rights once it has obtained sufficient quantities of the Product or of any of the raw materials set out in Schedule 2.

2.4 Phytopharm shall at all times remain responsible for the conduct and the cost of the Trials and shall be solely responsible for obtaining all necessary consents and/or approvals (governmental or otherwise) for the conduct of the Trials.

3.       THE OPTION AND PATENT RIGHTS

3.1 In consideration of the sum of (POUND)5000 (receipt of which is hereby acknowledged) the Inventor hereby grants to Phytopharm the Option.

3.2 Phytopharm shall have the exclusive option to enter into the Licence during the Option Period and upon the exercise of the Option the Inventor will become bound to execute the Licence within 14 days of the Inventor receiving a written notice from Phytopharm exercising such Option.

3.3 The Option must be exercised by notice in writing from Phytopharm to the Inventor during the Option Period, failing which the Option will lapse and cease to have any further effect.

3.4 Phytopharm may notify the Inventor in writing at any time during the Option Period of its decision not to exercise the Option at which point the Option will lapse and this Agreement and the obligations of the parties shall be at an end save for those obligations of confidentiality set out in clause 4.

3.5 For the avoidance of doubt, if any Option Notice shall have been served on or prior to the last day or the Option Period the parties obligations under this clause shall continue in force after such date until the fulfillment of the parties obligations hereunder.

3.6 The Option may not be assigned in whole or in part without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

3.7 The Inventor shall not at any time during the Option Period (or at any other time following the exercise of the Option and prior to the entering into of the Licence) exploit the Intellectual Property Rights or the Technical Information or divulge, publish or enter into any other form of agreement or arrangement with a third party relating to the utilization of any part of the Intellectual Property Rights or the Technical Information without having first received the prior written consent of Phytopharm (such consent not to be unreasonably withheld or delayed).

3.8 In lieu of any obligation to pay the sum set out in clause 3.1 Phytopharm may in its absolute discretion allot and issue to the Inventor Consideration Shares to the value of the sums set out above where the value of each Consideration Share for the purposes of this clause 3.8 shall be equal to the average middle market quotation of the ordinary share capital of Phytopharm PLC shown in the London Stock Exchange daily official list (as amended in the case of error therein) on the five working days preceding the date of the proposed date for issue of such Consideration Shares.

3.9 The provisions of clauses 9.1 and 9.3 of the Licence shall apply in respect of this Agreement but such obligations shall cease in the event of Phytopharm giving notice pursuant to clause 3.4 or upon the lapsing of the Option.

4.       CONFIDENTIALITY

4.1 The provisions of clause 5 of the Licence shall apply in respect of this Agreement.

5.       INTELLECTUAL PROPERTY

5.1 The Inventor warrants, undertakes and agrees to indemnify Phytopharm in the manner set out in clause 10 of the Licence.

5.2 Within 28 days of the execution of this Agreement by both parties the Inventor will supply Phytopharm with all Technical Information in its possession that has not previously been disclosed that is reasonably necessary or desirable to enable Phytopharm to test, develop, manufacture and sell Products within the Territory.

5.3 The Inventor warrants that all Technical Information disclosed to Phytopharm to date or that is subsequently disclosed to Phytopharm pursuant to clause 5.2 is, or will be, to the best of the Inventor's knowledge and belief, accurate in all material respects.

6.       ASSIGNMENT AND LICENCE

6.1 The benefit or burden of this Agreement may not be assigned by either party without the prior written consent of the other such consent not to be unreasonably withheld or delayed.

7.       FORCE MAJEURE

7.1 The provision of clause 13 of the Licence shall apply in respect of this Agreement.

8.       TERMINATION

8.1 The provisions of clauses 14.2 and 14.3 of the Licence shall apply in respect of this Agreement save that the references to clauses 5 and 15 in clause 14.3 of the Licence shall be deemed to be references to clauses 4 and 9 in this Agreement.

9.       CONSEQUENCES OF TERMINATION

9.1 In the event that the Inventor commits or is subject to an Event of Default prior to the execution of the Licence the Inventor or [his trustee in bankruptcy] shall within fourteen days of a written request by Phytopharm be bound to execute the Licence for a consideration of (pound)1 and for the avoidance of doubt Phytopharm shall have no further obligation to the Inventor in respect of the payment of royalties or otherwise.

9.2 In the event that Phytopharm commits or is subject to an Event of Default prior to the execution of the Licence the Inventor shall have no further obligation to Phytopharm pursuant to this Agreement subject to his obligations of confidentiality contained in clause 4 of this Agreement.

10.      IMPROVEMENTS

10.1 The provisions of clause 4 of the Licence shall apply in respect of this Agreement.

11.      NOTICES AND SERVICE OF PROCEEDINGS

11.1 The provisions of clause 16 of the Licence shall apply in respect of this Agreement.

12.      GENERAL

12.1 The provisions of clause 16 of the Licence shall apply in respect of this Agreement.

13.      PHYTOPHARM GROUP

13.1 Any remedy or right from or in connection with this Agreement conferred upon "Phytopharm" (as defined above) shall be a right or remedy conferred upon each of Phytopharm PLC and Phytotech Limited separately and either or both of these companies may seek such remedy or enforce such right as against the Inventor provided that Phytopharm PLC or Phytotech Limited shall not be able to take benefit from this clause so as to procure a double recovery of compensatory damages as against the Inventor.

14.      FIRST RIGHT OF REFUSAL

         The Inventor hereby grants Phytopharm a right of first refusal to develop other products identified by the Inventor during the Option period or Licence (whichever is the longer).

15.      APPLICABLE LAW

15.1 This Agreement shall be governed by and construed according to the law of England.

15.2 All disputes, differences or questions arising out of this Agreement or as to the rights or obligations of the Parties under it or in connection with its construction which cannot be resolved by agreement between the parties shall be referred to arbitration by a single arbitrator to be agreed between the Parties. If the Parties are unable to agree upon the arbitrator within 14 days of a Party proposing arbitration to the other Party, the arbitrator will be appointed at the request of either Party by the President for the time being of the Law Society of England and Wales having due regard to any representations made to him as to the appropriate qualifications of such arbitrator. The arbitration shall take place in London and shall be in accordance with the Arbitration Act 1996 or any re-enactment or modification of such Act for the time being in force.

EXECUTED on the above date.


For and on behalf of
PHYTOPHARM PLC and PHYTOTECH LTD

Signed   /S/ Richard Duxey
         -----------------------------

Print    Richard Duxey
         -----------------------------

Date     12/10/2000
         -----------------------------


For and on behalf of
DR BA HOANG

Signed    /S/ Ba Hoang
         -----------------------------

Print    Ba Hoang
         -----------------------------

Date     16/10/2000
         -----------------------------


For and on behalf of
NUTRICOLOGY INC

Signed   /S/ Stephen A. Levine
         -----------------------------

Print    Stephen A. Levine
         -----------------------------

Date     16-10-2000
         -----------------------------

WITNESSED BY


-----------------------
NAME


-----------------------
OCCUPATION

-----------------------
DATE

                                   SCHEDULE I
                                   ----------

                                   THE LICENCE
                                   -----------


DATE:                                                                    200[ ]

PARTIES:

1. Dr Ba Hoang of 1570 San Tomas Aquino Road, Apt 20 San Jose CA 95130 and Dr. Stephen A. Levine of Nutricology Inc. whose registered office is at 30806 Santana Street, Hayward CA 94544 USA ("together referred to as the Inventor").

2. PHYTOPHARM PLC and PHYTOTECH LIMITED whose registered offices are at Corpus Christi House, 9 West Street, Godmanchester, Cambridgeshire, PE18 8HG (together "Phytopharm")

RECITALS:

(A) The Inventor has developed and is the beneficial owner of the rights of confidence in and has possession of a substantial body of valuable Technical Information (as defined below) relating to the Products (as defined below) and is the beneficial owner of the intellectual Property Rights (as defined below).

(B) Phytopharm wishes to receive and the Inventor is willing to grant a licence on the terms and conditions of this Licence to use such information and to work under the said Intellectual Property Rights in order to manufacture, use, sell or otherwise deal in the Products.

OPERATIVE PROVISIONS:

1        DEFINITIONS

1.1 In this Licence the following terms shall have the following meanings unless the context otherwise requires:-

"Consideration Shares"              means ordinary shares of lp each
                                    credited as fully paid in the capital of Phytopharm free from all liens, charges and other encumbrances which shall rank pari passu in all respects with such other shares in the capital of Phytopharm.

"Improvements"                      all improvements, modifications or adaptions
                                    to any part of the Technical Information or the Intellectual Property made or acquired by the parties during the Improvement
                                    Period.

"Improvement Period"                the period from the date hereof to the fifth
                                    anniversary of the date of this Licence.

"the Indications"                   means the treatments for Asthma, Chronic
                                    Idiopathic Thrombocytopenic Purpura (ITP),
                                    Chronic Glomerulonephritis (GC) and Gout.

"Intellectual Property Rights"      means the US provisional patent applications
                                    numbered 60/142,482 and EL 530 369 005 US
                                    and all other intellectual property rights of whatever nature, anywhere in the world relating thereto (to include any
                                    Improvements of the same) and the words
                                    "Intellectual Property" shall be construed accordingly.

"Net Sales Value"                   means:

                                    (a)      the invoiced ex-works sales value
                                             of Products sold by Phytopharm
                                             within the Territory in an arm's
                                             length transaction after the
                                             deduction of reasonable
                                             manufacturing costs (together with
                                             a 12 1/2% margin on manufacturing
                                             costs), costs of packing,
                                             insurance, carriage and freight and
                                             Value Added Tax or other sales tax
                                             and, in the case of export orders,
                                             any import duties or similar
                                             applicable governmental levies or
                                             export insurance costs; and/or

                                    (b)      royalty payments based on sales of
                                             Products within the Territory
                                             received by Phytopharm from parties
                                             licensed to sell Products pursuant
                                             to an Outlicence

"Outlicence"                        an agreement made by Phytopharm with a third
                                    party whereby that third party sells or
                                    sells and manufactures the Product developed under this Licence on behalf of Phytopharm and pays to Phytopharm a royalty on sales of the Product.

"Quarter"                           means the first and each successive period
                                    three calendar months commencing with the month in which the Effective Date falls and the word "Quarterly" shall be construed accordingly.

"Product(s)"                        means the product or products derived from
                                    or composed of any of the materials and
                                    chemicals listed in Schedule A produced by utilising the Intellectual Property Rights and developed for treatment of the Indications.

"Technical Information"             all medical, scientific or other trade
                                    secrets, discoveries, data, know how,
                                    experience, drawings, designs, computer
                                    programs, plans and specifications and all other technical information relating to the Products including any improvements of the same.

"Territory                          means world-wide.

2        GRANT OF RIGHTS

2.1 The Inventor hereby grants to Phytopharm the following exclusive licences:

         2.1.1 an exclusive licence under the Intellectual Property to manufacture, have manufactured, to sell or otherwise to supply, to use, copy and reproduce, to dispose of, import, keep and market and to deal generally with the Products throughout the Territory;

         2.1.2 an exclusive licence to exploit all and other products, formulations and processes owned by the Inventor which utilise any or all of the herbs or plants(or extracts thereof) set out in Schedule A for those purposes set out in clause 2.1. 1;

         2.1.3 an exclusive licence to use the Inventor's Technical Information for those purposes set out in clause 2.1.1.

2.2 The parties hereto agree to execute a formal licence agreement substantially as set out in Schedule B for the purposes of registering any patent licence granted pursuant to clause 2.1 above.

2.3 Phytopharm shall have the right to grant Outlicences under this Licence and to subcontract the manufacture of Products.

2.4 The Inventor hereby undertakes during the term of this Licence not to exploit the Intellectual Property or the Technical Information (so long as it is not generally known or easily accessible) in the Territory or to purport to grant others the right to do so.

3        TECHNICAL INFORMATION

3.1 The Inventor will during the course of this Licence supply Phytopharm with any Technical Information in its possession (whether new or otherwise) that has not previously been disclosed that is reasonably necessary or desirable to enable Phytopharm to test, develop, manufacture and sell Products within the Territory.

3.2 The Inventor warrants that all Technical Information disclosed to Phytopharm to date or that is subsequently disclosed to Phytopharm pursuant to clause 3.1, is or will be, to the best of the Inventor's knowledge and belief accurate in all material respects.

4        IMPROVEMENTS

4.1 Save as otherwise provided herein Improvements arising from work carried out by the Inventor alone shall remain the exclusive property of the Inventor and Improvements arising from work carried out by Phytopharm alone shall remain the exclusive property of Phytopharm.

4.2 Improvements arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree and either party may elect to apply for patent protection for such Improvement jointly or where requested to do so by the other party in its own name should the other party decline in writing to be named as joint owner.

5        CONFIDENTIALITY

5.1. Subject to clause 5.3, each party shall during the full term of this Licence and thereafter keep secret and confidential all Technical Information or other business, technical or commercial information disclosed to it by the other party and shall not disclose the same to any person except to the extent necessary to perform its obligations in accordance with the terms of this Licence or except as expressly authorised in writing to be disclosed by the other party.

5.2 The obligations contained in clause 5.1 shall not apply to such information or other information which:

         5.2.1 prior to receipt thereof from one party was in the possession of the recipient party and at its free disposal;

         5.2.2 is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the disclosing party;

         5.2.3 is or becomes generally available to the public in the Territory through no act or default of the recipient party or its agents or employees.

5.3 Notwithstanding the foregoing provisions Phytopharm and any of its sub-licensees pursuant to this Licence shall be entitled to disclose Technical Information to any third party in so far as such disclosure is reasonably necessary to promote the sale or use of Products or in so far as an announcement is necessary to the London Stock Exchange.

5.4 Each party shall procure that all its employees, contractors and sub-licensees pursuant to this Licence (if any) who have access to any information of the other to which the obligations of clause 5.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable all of such employees, contractors and sub-licensees shall enter into written undertakings in favour of the other party to this end.

6.       MILESTONE PAYMENTS

6.1 Subject to clause 6.3 below, Phytopharm shall pay to the Inventor the following sums within [28] days of the date of the following events:-

         6.1.1    (POUND)50,000 upon the entering into of this Licence;

         6.1.2 (pound)250,000 upon the granting of the first licence by an internationally approved regulatory body for the Product;

         6.1.3    (pound)250,000 upon the entering into of the first Outlicence.

6.2 The sums payable in accordance with clause 6.1 are exclusive of value added tax (or any other relevant sales tax) which shall be paid by Phytopharm at the rate and in the manner from time to time prescribed by law.

6.3 In lieu of any obligation to pay any of the sums set out in clause 6.1 Phytopharm may in its absolute discretion allot and issue to the Inventor Consideration Shares to the value of the sums set out above where the value of each Consideration Share for the purposes of this clause 6.3 shall be equal to the average middle market quotation of the ordinary share capital of Phytopharm shown in the London Stock Exchange daily official list (as amended in the case of error therein) on the five working days preceding the date of the proposed date for issue of such Consideration Shares.

7.       ROYALTY PAYMENTS

7.1 Subject to clause 14.2, Phytopharm shall pay royalties to the Inventor throughout the duration of this Licence Quarterly within 90 days of the end of each Quarter at the percentage rates set out below on the Net Sales Value of sales of the Product received by Phytopharm during such
         Quarter:

                                 Ascending Scale
                                 ---------------

Net Sales Value per Annum                                   Percentage Royalty
-------------------------                                   ------------------
0-(pound)10,000,000                                                5%

(pound)10,000,001 -(pound)30,000,000                               10%

(pound)30,000,001 and above                                        15%

7.2 Phytopharm shall keep true and detailed records of revenue achieved through sales of the Product by Phytopharm or received by Phytopharm from any Outlicence and within ninety days of the end of each Quarter shall deliver to the Inventor an account of such revenue in such Quarter together with payment of the royalties payable to the Inventor by Phytopharm in accordance with this clause 7.

7.3 If a dispute should arise concerning the payments to be made under the provisions of this Licence, then at the Inventor's reasonable written request, Phytopharm shall supply to the inventor within sixty days of such request a certificate in writing from the auditors of Phytopharm ("the Auditors") certifying the accuracy of the royalty payment calculations under this Licence (the "Certificate"). If the Auditors should determine that such royalty payments differ by less than [5%] from such payments accounted for to the Inventor under Clause 7.2 the cost of providing the Certificate will be borne by each party in such proportion as the Auditors consider to be fair and reasonable having regard to the size of any discrepancy otherwise the cost shall be borne by Phytopharm.

7.4 Phytopharm shall ensure that all books of account and records relevant to sales of Products are open to inspection by the Inventor and [his] duly authorised representatives (to include its auditors) (during normal business hours upon the giving of at least 48 hours prior written notice by the Inventor to Phytopharm for the purpose of verifying the accuracy of any information supplied to the Inventor regarding the sales of Products and the Inventor shall be at liberty to make written representations to the Auditors in respect of the same who shall take into account such representations when producing the Certificate.

8.       PERFORMANCE

         Phytopharm shall use all reasonable endeavours to achieve registration of Products with recognised international authorities and promote the distribution and sale of Products in the Territory.

9.       PATENT RIGHTS

9.1 Phytopharm shall have exclusive control of the patent filing strategy for Products, Intellectual Property and Technical Information throughout the world and all professional fees, renewal fees, extension fees, drafting fees and other charges incurred and payable after the date hereof in relation to any patent application or patent, for the Product shall be at Phytopharm's expense.

9.2 The Inventor agrees to execute all documents, forms and declarations and do all such things as shall reasonably be requested by Phytopharm to enable Phytopharm to carry out its rights and obligations under clauses 4.1 and 9. The preparation of such documents shall be at Phytopharm's expense.

9.3 The Inventor agrees not to take any action which may prejudice the ability of Phytopharm to apply for and obtain patents in respect of any part of the Intellectual Property or the Technical Information in the name of the Inventor or in joint names.

10.      INTELLECTUAL PROPERTY

10.1     The Inventor warrants and undertakes:

         10.1.1 that it is the sole registered proprietor of the Intellectual Property and has full power to enter into this Licence;

         10.1.2 that it licences the Intellectual Property with full title guarantee;

         10.1.3 that it has not granted any licence to use the Intellectual Property or entered into any other form of agreement within the Territory nor suffered the Intellectual Property to be the subject of any charge, mortgage or other encumbrance;

         10.1.4 that the US provisional patent applications numbered 60/142,482 and EL 530 369 005 US are in force and that the Inventor has not either by acts or omissions caused or permitted anything which may cause such the US provisional patent applications numbered 60/142,482 and EL 530 369 005 US to lapse prematurely or to he the subject of a compulsory licence.

10.2 The Inventor will keep Phytopharm fully indemnified against all actions, claims, proceedings, costs and damages (including any damages or compensation paid by Phytopharm on the advice of its legal advisors to compromise or settle any claim) and all legal costs or other expenses arising out of any breach of the above warranties.

11.      USE OF PRODUCTS

Without prejudice to the rights of Phytopharm as set out in clauses 2, 3, 4, 5, 9 and 10 of this Licence it is agreed that the Inventor shall continue to have the right to sell the herbal version of the Product to end users (but no intermediaries) as an unlicenced treatment, but only on a scale similar to that currently operated and in any event not to the extent which could be deemed to be a competitive threat to the Company. This right shall cease once any payment further described in clause 7 is received by the Inventor under the terms of this Licence.

12.      ASSIGNMENT AND LICENCE

The benefit or burden of this Licence or any Intellectual Property Rights may not be assigned or licensed by the Inventor without the prior written consent of Phytopharm.

13.      FORCE MAJEURE

13.1 Neither party to this Licence shall be liable to the other or shall be held to be in breach of this Licence to the extent that it is prevented, hindered or delayed in the performance or observation of its obligations hereunder by reason of any industrial action, strike, walkout, inability to obtain supplies, accident or any other cause or contingency whatsoever beyond its reasonable control.

14.      TERMINATION

14.1 Subject as provided below, this Licence shall commence on the date of this Licence and shall continue in force in each country of the Territory until expiry of the last to expire of the patents arising out of the Intellectual Property or, if longer, the expiry of a period of [fifteen] years from the earliest date when Products have been first put on the market in any part of the European Union by Phytopharm or any other licensee of Phytopharm (provided that the Technical Information remains secret and substantial within the meaning of EU Regulation 240/96 during such time).

14.2 This Licence may be terminated forthwith by written notice in the event of any of the following circumstances (an "Event of Default"):

         14.2.1 by either party in the event of the liquidation, administration, insolvency or receivership of the other;

         14.2.2 by either party in the event that the other ceases or threatens to cease carrying out its business;

         14.2.3 by either party in the event that the other party is declared insolvent or commits an act of bankruptcy, or enters into a voluntary arrangement or otherwise compounds with its creditors;

         14.2.4 by either party in the event that anything analogous to those matters set out in clauses 14.2.1 to 14.2.3 occurs to the other party in any other jurisdiction; or

         14.2.5 by either party in the event of a material breach by the other of any of their respective obligations hereunder which, if it can be remedied, remains unremedied on the expiry of sixty days after the receipt by the party in breach of written notice from the other specifying the breach and the action required to remedy the same.

14.3 The termination of this Licence in accordance with its terms shall not affect the rights and obligations of the parties under clauses 5 and 15 of this Licence which shall survive such termination.

15.      CONSEQUENCES OF TERMINATION

15.1 In the event that Phytopharm commits or is subject to an Event of Default and the Inventor gives written notice to terminate this Licence Phytopharm shall within 14 days of written request execute such form of assignment as is reasonably requested by the Inventor in respect of joint Improvements registered in joint names in accordance with clause
         4.1 and the licences set out in clause 2.1 shall cease.

15.2 In the event that the Inventor commit or is subject to an Event of Default the provisions of this Licence shall continue with full force and effect other than Phytopharm shall from the date of the termination notice given in clause 13 have no liability to pay any further sums (to include royalties) to the Inventor.

16       NOTICES AND SERVICE OF PROCEEDINGS

16.1 Any notice to be given under this Licence shall be given in writing signed by or on behalf of the party giving it and shall be irrevocable without written consent of the party on whom it is served.

16.2     Any such notice may only be served:

         16.2.2 personally by giving it to any director or the secretary of the recipient;

         16.2.2 by leaving it at or sending it by prepaid first class letter through the post to the address of the party to be served which is referred to at the start of this Licence or if another address shall have been notified by that party to the other party for the purposes of this clause by notice given in accordance with this paragraph, then to the address of such party which shall have been so notified, for which purpose the latest notification shall supersede all previous notifications; or

         16.2.3 by facsimile (in which case it shall be deemed to have been signed by or on behalf of the party giving it) to the facsimile number for the party to whom it is to be sent, as notified by the relevant party from time to time by notice given in accordance with clause 15.3.

16.3     Notices shall be deemed served as follows:-

         16.3.1   in the case of personal service at the time of such service;

         16.3.2 in the case of leaving the notice at the relevant address, at the time of heaving it there;

         16.3.3 in the case of service by post, on the [seventh] business day following the day on which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed, stamped and posted;

         16.3.4 in the case of service by facsimile on the business day or the day on which it was transmitted (unless the message was received after business hours at the place of receipt, in which case service shall be deemed to have taken place on the following business day) and in proving such service it shall be sufficient to prove that the facsimile message was transmitted by a facsimile confirmation sheet confirming the time and date of such transmission and that such transmission had been uninterrupted (subject always to the recipient having received a legible copy of such notice).

17.      GENERAL

17.1 The relationship between the parties is as herein set out and no partnership or agency relationship shall be deemed to subsist between the parties.

17.2 No failure or delay by either party in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

17.3 This Licence and the Schedules and annexures supersede any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Licence and constitutes the entire understanding between the parties hereto (excepting always the Confidentiality Agreement). Except as otherwise provided herein, no addition, amendment to or modification of this Licence shall be effective unless it is in writing and signed by or on behalf of both of the parties hereto.

17.4 Should any provision of this Licence be held to be invalid or unenforceable, then such provision shall, so far as invalid or unenforceable, be given no effect and shall be deemed not to be included in this Licence but without invalidating any of the remaining provisions of this Licence. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid provision, the effect of which is the closest possible to the intended effect of the invalid or unenforceable provision.

17.5 The Schedules to this Licence shall have the same force and effect as if it was set out in the main body of the Licence. All headings are for ease of reference only and shall not affect its construction or interpretation.

17.6 In this Licence words importing gender or a combination of genders may be read as importing any other gender or combination of genders. The singular includes the plural and vice versa and the definite for the indefinite and vice versa.

18.      APPLICABLE LAW

18.1 This Licence shall be governed by and construed according to the law of England.

18.2 All disputes, differences or questions arising out of this Licence or as to the rights or obligations of the Parties under it or in connection with its construction which cannot be resolved by agreement between the parties shall be referred to arbitration by a single arbitrator to be agreed between the Parties, if the Parties are unable to agree upon the arbitrator within 14 days of a Party proposing arbitration to the other Party, the arbitrator will be appointed at the request of either Party by the President for the time being of the Law Society of England and Wales having due regard to any representations made to him as to the appropriate qualifications of such arbitrator. The arbitration shall take place in London and shall be in accordance with the Arbitration Act 1996 or any re-enactment or modification oF such Act for the time being in force.

                                   SCHEDULE A
                                   ----------

                                 THE MATERIALS
                                 -------------

INDICATION               MATERIALS & CHEMICALS                  DOSAGE &
                                                                FORMULATION
--------------------------------------------------------------------------------


[***...***]


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated ***...***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                   SCHEDULE B
                                   ----------

                             FORMAL PATENT LICENCE
                             ---------------------

DATE:
PARTIES:

(1) DR BA HOANG of 1570 San Tomas Aquino Road, Apt 20 San Jose CA 95130 AND DR. STEPHEN A. LEVINE of Nutricology Inc whose registered office is at 30806 Santana Street, Hayward CA 94544 USA (together referred to as the "Licensor").

(2) PHYTOPHARM PLC and PHYTOTECH LIMITED whose registered offices are at Corpus Christi House, 9 West St, Godmanchester, England (together the "Licensee")

RECITALS:
(A) The Licensor is the registered proprietor in [country] of patent [application] no: (hereinafter called the "Patent").

(B) By an agreement dated [ ] hereinafter called the "Agreement") it was agreed between the PARTIES that the Licensor would grant to the Licensee an exclusive licence under the Patent on the terms and for the consideration set out in the Agreement.

OPERATIVE PROVISIONS:
Pursuant to and for the consideration specified in the Agreement the Licensor grants [and shall from the date of the publication of the application for the patent to be deemed to have granted] to the Licensee an exclusive licence under the Patent to manufacture use and sell the products as defined in the Agreement and in accordance with the provisions of the Agreement and to do all other things within the scope of the Patent on the terms and conditions of the Agreement.

This licence is granted pursuant to the terms of the Agreement and not in substitution for any licence or licences granted under the Agreement.

In Witness the hands of the parties or their duly authorised representatives on the date above written.

signed by
for and on behalf of
DR BA HOANG
     /s/ Dr. Ba Hoang

signed by
for and on behalf of
NUTRICOLOGY INC.
     /s/ Stephen A. Levine

signed by
for and on behalf of
PHYTOPHARM PLC and PHYTOTECH LIMITED

                                   SCHEDULE 2
                                   ----------

                                 THE MATERIALS
                                 -------------


[***...***]


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated ***...***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTED on the above date.

For and on behalf of
PHYTOPHARM PLC and PHYTOTECH LTD

Signed................

Print.................

Date..................


For and on behalf of
DR BA HOANG

Signed..../s/ Ba Hoang

Print..Ba..Hoang....

Date...16/10/2000


For and on behalf of
NUTRICOLOGY INC.

Signed../s/ Stephen A. Levine

Print Stephen A. Levine

Date 16-10-2000

WITNESSED BY

 .........................................................
NAME

 .........................................................
OCCUPATION

 .........................................................
DATE